Exhibit 10.51
SEPARATION AGREEMENT
          THIS SEPARATION AGREEMENT (this “Agreement”), dated as of October 31, 2005 by and between NEOSE TECHNOLOGIES, INC. (the “Company”) and JOSEPH J. VILLAFRANCA, PH.D. (“Dr. Villafranca”).
Background
          Pursuant to the Employment Agreement dated as of September 12, 2002 between Dr. Villafranca and the Company (the “Employment Agreement”), Dr. Villafranca serves as a senior executive of the Company. Dr. Villafranca’s employment with the Company is terminating, effective as of the date of this Agreement, and, in connection with the termination of his employment and in recognition of Dr. Villafranca’s contributions to the Company, and in consideration for his relinquishment of his rights under the Employment Agreement, the Company has agreed to provide certain payments, rights and benefits to Dr. Villafranca as set forth herein. Except as otherwise provided herein, this Agreement replaces and supersedes the Employment Agreement.
Terms
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:
     1. Definitions. Unless otherwise defined herein, capitalized terms used in this Agreement have the same meaning as defined in the Employment Agreement.
     2. Terms.
          2.1. Cessation of Employment. Dr. Villafranca’s employment with the Company will cease as of the date of this Agreement.
          2.2. Payments, Rights and Benefits. In connection with the cessation of Dr. Villafranca’s employment:
               2.2.1. the Company will pay Dr. Villafranca a total of $157,976, in twelve substantially equal installments, with the first such installment to be paid as soon as administratively practicable following the date this Agreement becomes irrevocable;
               2.2.2. the Company will continue to provide medical benefits to Dr. Villafranca (and, if covered immediately prior to such termination, his spouse and dependents) for a period of 12 months commencing today at a monthly cost to Dr. Villafranca equal to Dr. Villafranca’s monthly contribution toward the cost of such coverage immediately prior to such termination of employment;
               2.2.3. Dr. Villafranca (and, if then covered, his spouse and dependents) will be deemed to have a COBRA qualifying event as a result of the termination of his (or their) medical benefits on October 7, 2006 (or earlier pursuant to Section 3 below) and, subject to the limitations and requirements of COBRA, may elect COBRA continuation coverage at that time;

provided, however, that Dr. Villafranca will be solely responsible for the payment of the applicable premium due with respect to any COBRA continuation coverage elected by him (or his spouse or dependents);
               2.2.4. the Company will pay to Dr. Villafranca, at the time designated for payment to all Company employees, a pro rata portion of any bonus earned by Dr. Villafranca for 2005 in accordance with the criteria that would be applicable if he remained employed at the time of consideration;
               2.2.5. notwithstanding any contrary provisions of any other agreement or plan, the portion of any option to purchase common stock of the Company held by Dr. Villafranca and that is vested and exercisable immediately prior to the cessation of his employment will remain exercisable until the first anniversary of the date of this Agreement and, to the extent not exercised prior to that time, will then immediately expire;
               2.2.6. pursuant to Section 2 of the Restricted Share Unit Agreements dated March 3, 2005, effective immediately upon termination of employment, all otherwise unvested Restricted Stock Units issued pursuant to such Agreements (“RSUs”) will become vested, and all RSUs issued under such Agreements will be settled pursuant to Section 5 of such Agreements.
          2.3. Acknowledgements. Dr. Villafranca acknowledges that: (a) the payments, rights and benefits set forth in Section 2 of this Agreement constitute full settlement of all of his rights with respect to all Restricted Stock Units awarded to him, (b) he has no further entitlement under the Employment Agreement or under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to him. Dr. Villafranca further acknowledges that, in the absence of his execution of this Agreement, the payments, rights and benefits specified in this Agreement would not otherwise be due to him.
     3. Transition Assistance; Cooperation.
          3.1. Dr. Villafranca further agrees that, subject to reimbursement of his reasonable expenses (but without payment of additional compensation), he will cooperate with the Company:
               3.1.1. to accomplish an orderly transition of his duties to other employees of the Company; and
               3.1.2. with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which he was involved during his employment with Company.
          3.2. The Company agrees to provide reasonable advance notice of the need for such assistance and/or cooperation and will exercise reasonable efforts to schedule such matters so as to avoid interfering with Dr. Villafranca’s personal and other professional obligations, provided that, unless otherwise agreed to by Dr. Villafranca, such services will not require more than an average of 10 hours in any given month. Dr. Villafranca’s assistance or cooperation under this paragraph will not constitute “Service” with respect to any equity incentive granted to him by the Company.
     4. Release and Covenant Not to Sue.
          4.1. Dr. Villafranca hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (collectively, the “Released Persons”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Agreement, out of his employment by the Company or the cessation thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Pennsylvania Human Relations Act, 43 P.S. §951 et seq. or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.
          4.2. Dr. Villafranca expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Released Persons and that he has not assigned any claim against the Released Persons to any other person or entity. Dr. Villafranca further promises not to initiate a lawsuit or to bring any other claim against the Released Persons arising out of or in any way relating to his employment by the Company or the cessation of that employment.
          4.3. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Agreement, (b) claims solely to enforce Section 2.2 of this Agreement, (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and Dr. Villafranca or under any similar agreement or (d) claims solely to enforce the terms of any stock option award agreement between Dr. Villafranca and the Company (as the same may have been modified by Sections 2.2.2 and 2.2.3 of this Agreement).
          4.4. This Agreement will not prevent Dr. Villafranca from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Dr. Villafranca for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
          4.5. Dr. Villafranca acknowledges receipt of information regarding the job titles and ages of employees in his organizational unit whose employment is and is not expected to cease on or about the date of this Agreement, which information is provided in accordance with the requirements of federal law and is summarized on the attached Exhibit A.
     5. Restrictive Covenants. Dr. Villafranca agrees and acknowledges that Section 7 of the Employment Agreement (the “Restrictive Covenants”) will survive the cessation of his employment. Dr. Villafranca affirms that the provisions of Section 7 of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those provisions and that he will abide by those provisions.
     6. Non-Disparagement. The Company (meaning, solely for this purpose, Company’s directors and executive officers and other individuals authorized to make official communications on Company’s behalf) will not disparage Dr. Villafranca or Dr. Villafranca’s performance or otherwise take any action which could reasonably be expected to adversely affect Dr. Villafranca’s personal or professional reputation. Similarly, Dr. Villafranca will not disparage Company or any of its directors, officers, agents, employees or affiliates or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents, employees or affiliates.
     7. Rescission Right. Dr. Villafranca expressly acknowledges and recites that (a) he has read and understands this Agreement in its entirety, (b) he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) he was provided 45 calendar days after receipt of this Agreement to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. Dr. Villafranca may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Company at the address specified below in Section 9.8. In the event of such revocation, Dr. Villafranca’s employment will remain terminated, and the applicable provisions of Employment Agreement will be in full force and effect.
     8. Challenge. Notwithstanding any provision of this Agreement, the payments, rights and benefits described herein are conditioned on Dr. Villafranca’s compliance with this Agreement and the Restrictive Covenants. If Dr. Villafranca violates or challenges the enforceability of any provisions of this Agreement or the Restrictive Covenants, no further payments, rights or benefits under this Agreement will be due to Dr. Villafranca.
     9. Miscellaneous.
          9.1. No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Dr. Villafranca. There have been no such violations, and the Company specifically denies any such violations.
          9.2. No Reinstatement. Dr. Villafranca agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.
          9.3. No Liability of Officers and Directors. The obligations of the Company under this Agreement are intended to its obligations alone and are not intended to give create any vicarious liability for the Company’s officers and directors. Therefore, intending to be bound by this provision, Dr. Villafranca hereby waives any right to claim payment of amounts owed to him pursuant to this Agreement, now or in the future, from directors or officers of the Company if the Company becomes insolvent.
          9.4. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The rights of Dr. Villafranca hereunder are personal to Dr. Villafranca and may not be assigned by him.
          9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws.
          9.6. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and Dr. Villafranca and the Company hereby consent to the personal and exclusive jurisdiction of such courts and hereby waive any objections that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
          9.7. Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which will remain in full force and effect.
          9.8. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:
If to the Company, to:
Neose Technologies, Inc.
102 Witmer Road
Horsham PA 19044
Attn: General Counsel
Fax: 215-315-9100

If to Employee, to:
Joseph J. Villafranca

or to such other address as may be specified in a notice given by one party to the other party hereunder.
          9.9. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the cessation of Dr. Villafranca’s employment with the Company and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject, including (except as otherwise provided herein) the Employment Agreement. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
          9.10. Withholding. The Company will withhold from any payments due to Employee hereunder, all taxes or other amounts required to be withheld pursuant to any applicable law.
          9.11. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          9.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

NEOSE TECHNOLOGIES, INC.

By:	/s/ C. Boyd Clarke
C. Boyd Clarke
Chairman and Chief Executive Officer

JOSEPH J. VILLAFRANCA, PH.D.

/s/ Joseph J. Villafranca

Exhibit 10.56
Exhibit A
Required ADEA Disclosures
The job titles and ages of employees who have been selected are as follows:

Vice President/Senior Vice President	46, 58
Executive Vice President	61
The job titles and ages of employees in the same job classifications who have not been selected are as follows:

Vice President,/Senior Vice President	38, 47, 52
Executive Vice President	44, 63

A-1